Exhibit 99.1

ITW Releases Reclassification of Historical Results for Discontinued Operations;
Company Announces $550 million of Share Repurchase Activity in the 2011 Second Quarter

GLENVIEW, ILLINOIS—(June 28, 2011)—As previously announced, Illinois Tool Works Inc. (NYSE:ITW) entered into a definitive agreement in April 2011 to sell its finishing group of businesses to Graco Inc. The finishing businesses’ revenues were approximately $305 million in 2010. Additionally, the Company approved plans to divest a consumer packaging business and an electronics business, which had combined 2010 revenues of approximately $100 million. Accordingly, the Company has reclassified the results of these businesses, as well as two other businesses previously exited, to discontinued operations. The effect of the reclassification is as follows:

	Diluted Income Per Share from Continuing Operations
	First Quarter 2011	First Quarter 2010
As Previously Reported	$1.24	$0.66
Less Discontinued Operations	(0.03)	(0.02)
As Adjusted	$1.21	$0.64

The Company also is announcing that it has completed share repurchase activity of $550 million or 9.7 million shares in the 2011 second quarter. This reduction in shares equates to $0.05 of 2011 full-year earnings.

As a result of this reclassification to discontinued operations and share repurchase activity, the Company is now forecasting 2011 second quarter income per share from continuing operations to be in a range of $0.95 to $1.01 and assumes a total revenue growth range of 17 percent to 20 percent.  The new forecasted range compares to a second quarter 2010 adjusted income per share from continuing operations of $0.79.  Excluding the reclassification for discontinued operations and share repurchase, the second quarter 2011 would be in a range of $0.99 to $1.05.  For the full year, the Company is now forecasting income per share from continuing operations to be in a range of $4.08 to $4.26 and assumes a total revenue growth range of 16 percent to 18 percent.  The full-year forecast includes the $0.33 per share one-time tax benefit recorded in the 2011 first quarter. The new forecasted range compares to a full-year 2010 adjusted income per share for continuing operations of $2.89. Excluding the reclassification for discontinued operations and share repurchase, the full year 2011 would be in a range of $4.16 to $4.34.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding operating revenues, diluted income per share from continuing operations, and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-K for 2010.

With nearly 100 years of history, Illinois Tool Works Inc. (NYSE: ITW) is a Fortune 200 global diversified industrial manufacturer. The Company’s value-added consumables, equipment and service businesses serve customers in developed as well as emerging markets around the globe. ITW’s key business platforms, including welding, automotive OEM, industrial packaging, food equipment, construction, polymers and fluids, test and measurement, electronics, decorative surfaces and automotive aftermarket, employ more than 60,000 people worldwide. ITW’s revenues totaled $15.4 billion in 2010, with more than half of these revenues generated outside of the United States.

 Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com